Exhibit 1.03

SECOND AMENDMENT TO DISTRIBUTION AGREEMENT

     This Second Amendment to Distribution Agreement (this “Second Amendment”) is made and entered into as of March 11, 2004 (the “Amendment Date”) by and between United Dominion Realty Trust, Inc., a Maryland corporation (the “Company”), and each of J.P. Morgan Securities Inc., Banc of America Securities LLC, Goldman, Sachs & Co., McDonald Investments, Inc., Citigroup Global Markets Inc. (f/k/a Salomon Smith Barney Inc.), and Wachovia Capital Markets, LLC (f/k/a Wachovia Securities Inc.) (each an “Agent”, and together, the “Agents”).

     WHEREAS, the parties entered into that certain Distribution Agreement, dated as of February 24, 2003, with respect to the issue and sale by the Company of its Medium-Term Notes Due Nine Months or More From the Date of Issue, as amended by the First Amendment to Distribution Agreement, dated as of November 7, 2003 (as so amended, the “Original Agreement”). The Original Agreement, as amended by this Second Amendment, is hereinafter referred to as the “Agreement”; and

     WHEREAS, the parties desire to amend the Original Agreement pursuant to the terms and conditions set forth in this Second Amendment.

     NOW THEREFORE, in consideration of the mutual agreements and covenants set forth in the Original Agreement and this Second Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. Amendment to First Paragraph. The reference to “$500,000,000 aggregate initial offering price” in the first paragraph of the Original Agreement is hereby amended to read “$700,000,000 aggregate initial offering price.”

     2. Definitions. Any capitalized term used in this Second Amendment and not defined in this Second Amendment shall have the meaning assigned to such term in the Original Agreement.

     3. Governing Law. This Second Amendment and all the rights and obligations of the parties shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in such State. Any suit, action or proceeding brought by the Company against any Agent in connection with or arising under this Second Amendment shall be brought solely in the state or federal court of appropriate jurisdiction located in the Borough of Manhattan, The City of New York.

     4. Counterparts. This Second Amendment may be executed in one or more counterparts, and by different parties hereto in separate counterparts, each of which when so executed shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures on this Second Amendment may be communicated by facsimile transmission and shall be binding upon the party transmitting the same by facsimile transmission.

     5. Original Agreement. Except as expressly modified by the terms hereof, the terms and provisions of the Original Agreement shall remain in full force and effect as originally written.

     6. Entire Agreement. This Second Amendment represents the entire agreement of the parties with respect to the subject matter herein contained and supersedes all prior correspondence, conversations and negotiations with respect to those subjects.

     7. Successors and Assigns. This Second Amendment shall be binding upon and shall inure to the benefit of the parties and their respective heirs, executors, personal representatives, successors and assigns.

[Signatures Follow On a Separate Page]

     If the foregoing is in accordance with the Agents’ understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the Agents and the Company in accordance with its terms.

Very truly yours,

UNITED DOMINION REALTY TRUST, INC.

By:	/s/ Christopher D. Genry
Christopher D. Genry
Executive Vice President and Chief Financial Officer

     Confirmed and accepted, as of the date first above written:

J.P. MORGAN SECURITIES INC.

By:	/s/ Carl J. Mehldau, Jr.
Name: Carl J. Mehldau, Jr.
Title: Vice President

BANC OF AMERICA SECURITIES LLC

By:	/s/ Peter J. Carbone
Name: Peter J. Carbone
Title: Vice President

/s/ Goldman, Sachs & Co. (Goldman, Sachs & Co.)

MCDONALD INVESTMENTS INC.

By:	/s/ Nida Raza
Name: Nida Raza
Title: Vice President

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Peter Ahern
Name: Peter Ahern
Title: Managing Director

WACHOVIA CAPITAL MARKETS, LLC

By:	/s/ Teresa Hee
Name: Teresa Hee
Title: Director

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